Exhibit 99.1

Elle Hoxie	Garo Toomajanian
Salary.com	Integrated Corporate Relations
781-464-7841	781-464-7340
press@salary.com	ir@salary.com

SALARY.COM™ ACQUIRES INFOBASIS LIMITED AND

EXTENDS COMPETENCY AND TALENT MANAGEMENT CAPABILITIES

Broadens Product Suite to Include Learning and Development Solutions

Expands Global Reach and Market Leadership Position

WALTHAM, Mass.—August 26, 2008 — Salary.com, Inc. (Nasdaq:SLRY), a leading provider of on-demand compensation and talent management solutions, announced today that it has acquired InfoBasis Limited – a leading competency-based, learning and development software company located in the United Kingdom for approximately $5 million.

InfoBasis provides a range of products, based on a foundation of competencies and skills management, to help manage workforce planning, skills gap analysis, career planning, leadership development and learning management. Over 200 clients and partners use their on-demand software to understand workforce capabilities and develop employees. InfoBasis has deployed solutions to address the complex and large scale needs of companies such as Microsoft, Safeway and BAE Systems.

The acquisition expands Salary.com’s product portfolio to include on-demand, learning and development solutions, expands the company’s global reach with a UK-based presence, and is consistent with Salary.com’s strategy of acquiring companies that add complementary, best-in-class compensation and talent management solutions. InfoBasis is widely regarded as a leading software firm specializing in on-demand, competency-rich human capital management applications.

Kent Plunkett, chief executive officer of Salary.com said, “We continue to execute on our growth plans. InfoBasis adds a full range of competency-driven, learning and development products that complement Salary.com’s compensation, performance and succession products. The most significant and expensive talent management issue facing executives today is ensuring that the right people with the right skills are in the right jobs. This acquisition supports our thought leadership position in driving the conversation towards competency-based talent management as the solution.”

InfoBasis was founded in 2001 by Ashley Wheaton and Nicholas Revell with the vision to become the standard by which all organizations know and grow their most important asset – their people. Both Wheaton and Revell are organizational development technology experts who spent over ten years building competency management, learning and development systems at Microsoft prior to founding InfoBasis.

The InfoBasis suite of products includes:

•	Workforce Planning

•	Leadership Development

•	Career Planning

•	Learning Management Portal

•	Competency Management and Validation

•	Skills Management

•	Job Description Management

Ashley Wheaton, co-founder of InfoBasis stated, “We share Salary.com’s vision of marrying competency and skills content with on-demand software as the most effective way for organizations to maximize their return on their human capital-related investments such as leadership development, career planning and learning management. We see tremendous synergy and growth potential for InfoBasis as part of the Salary.com team. Together, we can offer our combined customer bases a highly differentiated value proposition based on the most robust suite of skills-based, learning and development content, software and services in the industry.”

The acquisition is expected to be neutral to Salary.com’s non-GAAP net income during fiscal 2009 and add approximately $1.6 to $2.0 million to Salary.com’s fiscal year 2009 revenues. The company will update its overall fiscal year 2009 guidance at the time of its second quarter earnings release. InfoBasis will operate as a subsidiary of Salary.com.

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation and talent management solutions helping businesses and individuals manage pay and performance. Salary.com’s highly configurable software applications, proprietary data and consulting services help HR and compensation professionals automate, streamline and optimize critical talent management processes including: market pricing, compensation planning, performance management, competency management and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset — their people. For more information, visit www.salary.com.

About InfoBasis Limited

InfoBasis is the leading provider of on-demand, learning and development software to help companies deploy skills-based human resource applications. Built on a foundation of competencies, InfoBasis products help employers better manage key human resource functions such as workforce planning, skills gap analysis, career planning, leadership development and learning management. With InfoBasis products, employers can identify top talent, deliver structured career paths, implement targeted training programs and consistently deploy competencies across the organization. Leading companies such as Microsoft, BAE Systems and the National Health Service (NHS) use InfoBasis products to improve employee performance, retention and overall business results. InfoBasis software powers a learning and career management portal at Microsoft, various skills analysis programs at BAE systems and a competency management system at the NHS. InfoBasis products are highly configurable and integrate with Oracle, SAP and other leading enterprise software applications. With InfoBasis, employers have the tools and insights they need to build high performing and adaptive workforces. For more information, visit www.infobasis.com

Forward Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Salary.com’s expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Salary.com’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our ability to integrate InfoBasis into our operations, our ability to expand our customer base and product and service offerings, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, performance of acquired businesses, our ability to hire, retain and motivate our employees and manage our growth, competition, and general economic conditions and other factors affecting spending by customers. Salary.com expressly disclaims any obligation to update any forward-looking statements.

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